Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and the related prospectus of The Toronto-Dominion Bank for the registration of U.S.$45,000,000,000 of its senior debt securities, subordinated debt securities, Class A first preferred shares, common shares, warrants to purchase preferred shares, subscription receipts and units and to the incorporation by reference of our report dated November 28, 2018 to the shareholders of The Toronto-Dominion Bank on the Consolidated Balance Sheet of the Bank as at October 31, 2018 and 2017 and the Consolidated Statements of Income, Comprehensive Income, Changes in Equity, and Cash Flows for each of the years in the three year period ended October 31, 2018, and our report dated November 28, 2018 on the effectiveness of internal control over financial reporting of The Toronto-Dominion Bank as of October 31, 2018, each as contained in its Form 40-F dated November 29, 2018 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

June 18, 2019